CST Brands, Inc. Reports Fourth Quarter and Year-End 2014 Results
Fourth Quarter:
- Reported Net Income of $94 million, an Increase of 176% Year-Over-Year
- U.S. Motor Fuel Gross Profit Increased 123%
- Same Store Merchandise Sales Increases in Both the U.S. and Canada
- Acquired the interests of the General Partner and 100% of the IDRs of CrossAmerica
Full Year:
- Reported Net Income of $200 million, an Increase of 44% Year-Over-Year
- 38 New Stores Opened
San Antonio, Texas, February 27, 2015 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the fourth quarter and year ended December 31, 2014.

Basis of Presentation
The results provided represent the business operations of CST and its respective legal subsidiaries before the consolidation of CrossAmerica Partners LP (“CrossAmerica”). CST purchased 100% of the membership interests of the general partner and 100% of the outstanding incentive distribution rights of CrossAmerica effective October 1, 2014 and income associated with the these partnership interests is presented as equity in earnings of CrossAmerica in the accompanying Statements of Income. The amounts earned from these partnership interests in the fourth quarter were immaterial. Consolidated financial statements that include CrossAmerica are provided in CST Brands' 2014 Form 10-K (annual report).
Review of 2014
CST made several notable achievements in 2014, including strategically important acquisitions, executing on its network optimization plan and continuing to focus on organic growth, with new store expansion focused on its new, larger store format that is centered on broader merchandise and food service offerings. Last summer, CST made headlines with the purchase of the membership interests in the general partner and the incentive distribution rights of CrossAmerica. The deal provides a growth vehicle for future expansion with an already-in-place infrastructure for the continued development and maintenance of the wholesale fuel supply business and potential third-party acquisitions. The Company closed the year with the joint purchase with CrossAmerica of New York State-based Nice N Easy Grocery Shoppes, a chain of 32 company-operated and 45 franchised stores. The acquisition provided entry into a new geographical territory for CST along with stores that have well established food and grocery programs.
“CST delivered strong results in 2014, due to an exceptional fourth quarter driven by near-record fuel margins and positive merchandise sales” said Kim Lubel, Chairman and CEO of CST Brands. “We continue to focus on growing our business, organically and through strategic acquisitions. We closed on the CrossAmerica and Nice N Easy transactions in the fourth quarter, and opened 38 new stores.” Lubel went on to say, “The effort and commitment of our over 13,500 employees has once again been of critical importance to our success in 2014."
Lubel added, "In 2015, we expect to continue to participate in an active M&A market with CrossAmerica to accelerate our growth strategy and expand our network. During the first quarter of 2015, we completed our first drop down transaction with CrossAmerica and have already started integrating the 22 Landmark stores that we closed on in January with CrossAmerica.  In 2015, I am looking forward to building upon our growing footprint, strengthening our relationship with CrossAmerica and continuing to refine our existing operations."

During 2014, the Company also opened 28 new stores in the U.S. and 10 stores in Canada. The Company currently expects to open a total of 35 to 40 new stores in the U.S. and 10 to 12 new stores in Canada during 2015. These new stores provide a much larger footprint that accommodates broader merchandise categories, food offerings and more fuel dispensers than the Company's legacy stores.
As of January of this year, CST completed its first drop down transaction with CrossAmerica, as the Company dropped down or sold a 5% limited partner interest in CST Fuel in exchange for approximately 1.5 million common units representing limited partner interests in CrossAmerica.
Three Months Results
For the three month period ended December 31, 2014, the Company reported net income of $94 million, or $1.21 per diluted share, primarily driven by a significant increase in motor fuel gross profit during the quarter. Net income was $34 million, or $0.44 per diluted share, for the comparable period in 2013. Included in net income are asset impairment charges, acquisition expenses, legal expenses and professional fees of $5 million, net of tax, and a gain on the sale of assets of $20 million, net of tax, for the three month period ended December 31, 2014. Asset impairment charges of $4 million were recorded for the three month period ended December 31, 2013. Excluding these items, net income would have been $79 million, or $1.02 per diluted share, and $36 million, or $0.48 per diluted share for the three month periods ended December 31, 2014 and 2013, respectively.
Operating income was $155 million for the fourth quarter of 2014 compared to $60 million for the fourth quarter of 2013. EBITDA (non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $194 million for the three month period ended December 31, 2014 compared to $89 million for the same period in 2013. The increase in operating income and EBITDA was due primarily to an increase in motor fuel gross profit of $87 million in the U.S. and a $32 million gain on the sale of assets, partially offset by increases in operating expenses and general and administrative expenses of $4 million and $18 million, respectively, when compared to the same periods in 2013. The increase in operating expenses was due to an increase in the number of company operated convenience stores during 2014 and an increase in health care costs in the U.S. The increase in general and administrative expenses was primarily the result of acquisition expenses, legal expenses and professional fees.
Motor fuel gross profit (per gallon) in the U.S. for the fourth quarter of 2014, after deducting credit card fees, was $0.32 compared to $0.15 in the fourth quarter of 2013, which was primarily caused by a declining crude oil and wholesale gasoline pricing environment. U.S. merchandise gross profit increased 8% when compared to the fourth quarter of 2013, primarily driven by the packaged beverages, perishable foods and fresh foods categories across the Company’s network of stores.
In Canada, the motor fuel gross profit (per gallon) for the fourth quarter of 2014, after deducting credit card fees, was $0.24 or relatively flat when compared to the fourth quarter of 2013. Excluding the effects of foreign currency exchange, the motor fuel gross profit (per gallon) increased $0.02.
Operating revenues totaled $2.7 billion for the fourth quarter of 2014 compared to $3.1 billion for the same period of 2013. The decrease in operating revenues was primarily due to a decrease in the per gallon average selling price for both the U.S. Retail and Canadian Retail segments. Additionally, a decline of $84 million due to the weakness of the Canadian dollar relative to the U.S. dollar contributed to the decrease in operating revenues.
Twelve Months Results
Net income for the year ended December 31, 2014 was $200 million, or $2.63 per diluted share. For the same period in 2013, net income was $139 million, or $1.84 per diluted share. Included in 2014 net income are asset impairment charges, acquisition expenses, legal expenses and professional fees of $10 million, net of tax, and a gain on the sale of assets, net of tax, of $20 million. Asset impairments of $6 million and a deferred tax charge of $7 million resulting from the loss of certain state tax credits caused by the spin-off from Valero Energy Corporation are included in net income for the year ended December 31, 2013. Excluding these items, net income would have been $190 million, or $2.50 per diluted share, and $150 million, or $1.99 per diluted share, for the year ended December 31, 2014 and 2013, respectively. During the first four months of 2013, the Company was still a wholly-owned subsidiary of Valero and, as such, the twelve months ended December 31, 2013 results do not include all of the expenses associated with being a stand-alone public company.
Operating income was $342 million for the year ended December 31, 2014 compared to $238 million for the year ended December 31, 2013. EBITDA was $476 million for the year ended December 31, 2014 compared to $360 million for the same period in 2013. The increase in operating income and EBITDA was due primarily to an increase in motor fuel gross profit of $121 million in the U.S. and a $32 million gain on the sale of assets, as discussed above, partially offset by increases in operating expenses and general and administrative expenses of $17 million and $44 million, respectively, when compared to 2013. The increase in operating expenses was due to an increase in the number of company operated convenience stores during 2014 and an increase in health care costs in the U.S. The increase in general and administrative expenses was primarily driven by acquisition, legal and professional related expenses and additional corporate personnel, associated benefits and stock-based compensation.
Motor fuel gross profit (per gallon) in the U.S., after deducting credit card fees, was $0.20 for the year ended December 31, 2014 compared to $0.14 for the year ended December 31, 2013. U.S. merchandise gross profit percentage, net of credit card fees, increased to 30.3% for the year ended December 31, 2014 compared to 29.8% for 2013, driven by the packaged beverages, perishable foods and fresh foods categories across the Company’s network of stores.
In Canada, the motor fuel gross profit (per gallon), after deducting credit card fees, was $0.24 for the year ended December 31, 2014 and was flat when compared to 2013. Excluding the effects of foreign exchange, the motor fuel gross profit (per gallon) increased $0.02. Canada merchandise gross profit percentage, net of credit card fees, decreased to 27.3% for the year ended December 31, 2014 compared to 27.9% for the prior year.
For the year ended December 31, 2014, revenues were approximately $12.2 billion compared to $12.8 billion for the year ended December 31, 2013. The decline in revenues was driven by a decrease in both the retail price and gallons sold of motor fuel in the U.S. Retail segment and a reduction of $333 million in operating revenues in the Canadian Retail segment due to the weakness of the Canadian dollar relative to the U.S. dollar.
Liquidity and Capital Resources
For the year ended December 31, 2014, cash flow provided by operating activities totaled $335 million. Cash flow used in investing activities was $266 million, primarily related to capital expenditures and acquisitions. Cash flow used in financing activities was $77 million, including payments of long-term debt of $34 million, dividends of $19 million and the buyback of common stock of $22 million. The effect of foreign currency exchange rates was a reduction in cash of $17 million. Overall, cash decreased by $25 million. Cash, as of December 31, 2014, was $353 million.
Total capital expenditures, excluding acquisitions, for the three and twelve months ended December 31, 2014 were $90 million and $282 million, respectively.
Conference Call
The Company will host a conference call on February 27, 2015 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss year-end/fourth quarter earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating revenues	$2,701	$3,062	$12,184	$12,777
Cost of sales	2,329	2,780	10,947	11,680
Gross profit	372	282	1,237	1,097
Operating expenses:
Operating expenses	172	168	674	657
General and administrative expenses	40	22	122	78
Depreciation, amortization and accretion expense	36	28	128	118
Asset impairments	1	4	3	6
Total operating expenses	249	222	927	859
Gain on the sale of assets, net	32	—	32	—
Operating income	155	60	342	238
Other income, net	3	1	6	4
Equity in earnings of CrossAmerica and IDR income	—	—	—	—
Interest expense	(12)	(10)	(42)	(27)
Income before income tax expense	146	51	306	215
Income tax expense	52	17	106	76
Net income	$94	$34	$200	$139

Earnings per common share
Basic earnings per common share	$1.21	$0.44	$2.63	$1.84
Weighted-average common shares outstanding (in thousands)	77,355	75,397	75,909	75,397
Earnings per common share - assuming dilution
Diluted earnings per common share	$1.21	$0.44	$2.63	$1.84
Weighted-average common shares outstanding - assuming dilution (in thousands)	77,635	75,462	76,086	75,425

Dividends declared per common share	$0.0625	$0.0625	$0.2500	$0.1250
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated and combined basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating revenues:
Motor fuel	$1,310	$1,487	$6,085	$6,425
Merchandise	340	312	1,340	1,279
Other	14	14	57	57
Total operating revenues	$1,664	$1,813	$7,482	$7,761
Gross profit:
Motor fuel	$158	$71	$383	$262
Merchandise	103	95	405	382
Other	13	14	56	55
Total gross profit	274	180	844	699
Operating expenses:
Operating expenses	115	107	438	414
Depreciation, amortization and accretion expense	25	19	90	82
Asset impairments	1	3	3	5
Total operating expenses	141	129	531	501
Gain on sale of assets, net	32	—	32	—
Operating income	$165	$51	$345	$198

Total company operated retail sites at end of period	1,021	1,036	1,021	1,036

Average company operated retail sites during the period	1,042	1,040	1,042	1,036

Core store operating statistics:(a)
End of period core stores	989	1,036	989	1,036
Motor fuel sales (gallons per site per day)	4,902	4,866	4,901	4,997
Motor fuel sales (per site per day)	$13,720	$15,520	$16,014	$16,985
Motor fuel gross profit, net of credit card fees(b)	$0.320	$0.153	$0.201	$0.139
Merchandise sales (per site per day)	$3,490	$3,274	$3,508	$3,382
Merchandise gross profit, net of credit card fees	30.5%	30.5%	30.3%	29.8%

U.S. Retail (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Company operated retail sites:
Beginning of period	1,046	1,041	1,036	1,032
NTIs	14	2	28	15
Acquisitions	32	—	32	—
Closed or divested	(71)	(7)	(75)	(11)
End of period	1,021	1,036	1,021	1,036

Core store same store information:(a),(c)
Company operated retail sites	955	955	939	939
Motor fuel sales (gallons per site per day)	4,905	5,051	4,924	5,162
Merchandise sales (per site per day)	$3,506	$3,396	$3,530	$3,492
Merchandise gross profit percent, net of credit card fees	30.4%	30.7%	30.1%	30.0%
Merchandise sales, ex. cigarettes (per site per day)	$2,460	$2,360	$2,487	$2,413
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	36.6%	36.7%	35.9%	36.1%
Merchandise gross profit dollars	$94	$92	$365	$359
Other services operating revenues(d)	$12	$13	$50	$52

NTI Information(e):
Company operated retail sites at end of period	76		76
Company operated retail sites (average)	68		59
Motor fuel sales (gallons per site per day)	9,216		9,329
Merchandise sales (per site per day)	$6,419		$6,593
Merchandise gross profit percent, net of credit card fees	32.2%		32.6%
Merchandise sales, ex. cigarettes (per site per day)	$5,092		$5,267
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	36.7%		36.8%

(a)
Represents the portfolio of core retail sites and excludes recently acquired retail sites that are being integrated or are under performance evaluation to determine if: (i) the continued ownership of the retail sites is consistent with the Company's U.S. Retail core operating strategy; or (ii) the retail site is to be converted into a wholesale dealer operation managed by CrossAmerica or divested.

(b)	Includes $0.05 per gallon of wholesale fuel distribution profit. Effective January 1, 2015, CrossAmerica owns 5% of wholesale fuel distribution profit.

(c)
The core same store information consists of aggregated individual store results for all sites in core operations substantially throughout both periods presented. Core stores that were temporarily closed for a brief period of time during the periods being compared remain in the core same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(d)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(e)
New to industry convenience stores (“NTIs”) consist of all new stores opened after January 1, 2008, which is generally when the Company began operating its larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than the legacy stores. Approximately 57% of the total NTIs were opened in the last two years and are considered to be in the development period. All NTIs are considered core stores.

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canada Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating revenues:
Motor fuel	$864	$1,040	$3,957	$4,242
Merchandise	62	62	252	259
Other	111	147	493	515
Total operating revenues	$1,037	$1,249	$4,702	$5,016
Gross profit:
Motor fuel	$61	$63	$241	$242
Merchandise	17	17	69	72
Other	20	22	83	84
Total gross profit	98	102	393	398
Operating expenses	57	61	236	243
Depreciation, amortization and accretion expense	11	9	38	36
Asset impairments	—	1	—	1
Operating income	$30	$31	$119	$118

Total retail sites (end of period):
Company operated (fuel and merchandise)	293	272	293	272
Commission agents (fuel only)	495	499	495	499
Cardlock (fuel only)	73	75	73	75
Total retail sites (end of period)	861	846	861	846

Average retail sites during the period:
Company operated (fuel and merchandise)	289	270	280	267
Commission agents (fuel only)	499	497	499	499
Cardlock (fuel only)	73	76	74	77
Average retail sites during the period	861	843	853	843

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,185	3,304	3,230	3,298
Motor fuel sales (per site per day)	$10,916	$13,416	$12,719	$13,790
Motor fuel gross profit per gallon, net of credit card fees	$0.243	$0.240	$0.240	$0.238

Company operated retail site statistics:
Merchandise sales (per site per day)	$2,336	$2,488	$2,475	$2,658
Merchandise gross profit percent, net of credit card fees	26.5%	28.1%	27.3%	27.9%

Canadian Retail (continued)

	Company Operated(a)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Retail sites:
Beginning of period	282	268	272	261
NTIs	7	5	10	7
Acquisitions(g)	1	—	5	1
Conversions, net(b)	3	—	6	4
Closed or divested	—	(1)	—	(1)
End of period	293	272	293	272

Average foreign exchange rate for $1 CAD to USD	0.87930	0.95034	0.90567	0.96964

Same store information ($ amounts in CAD):(c),(d)
Company operated retail sites	266	266	255	255
Motor fuel sales (gallons per site per day)	3,479	3,583	3,433	3,539
Merchandise sales (per site per day)	$2,707	$2,638	$2,767	$2,780
Merchandise gross profit percent, net of credit card fees	26.6%	28.1%	27.4%	28.0%
Merchandise sales, ex. cigarettes (per site per day)	$1,347	$1,349	$1,389	$1,412
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	35.8%	37.2%	36.6%	37.2%
Merchandise gross profit dollars	$18	$18	$70	$72
Other services operating revenues(e)	$4	$4	$15	$15

NTI Information ($ amounts in CAD)(c),(f):
Company operated retail sites at end of period	33		33
Company operated retail sites (average)	29		25
Motor fuel sales (gallons per site per day)	5,082		5,173
Merchandise sales (per site per day)	$2,951		$3,072
Merchandise gross profit percent, net of credit card fees	27.0%		28.0%
Merchandise sales, ex. cigarettes (per site per day)	$1,585		$1,672
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	35.3%		36.2%

Canadian Retail (continued)

	Commission agents(a)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Retail Sites:
Beginning of period	501	495	499	507
New dealers	4	13	13	18
Conversions, net(b)	(3)	—	(6)	(4)
Closed or de-branded	(7)	(9)	(11)	(22)
End of period	495	499	495	499

Same Store Information(d):
Retail sites	462	462	452	452
Motor fuel sales (gallons per site per day)	2,583	2,756	2,657	2,782

(a)
Company operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent sites. The Company does not currently distinguish between core and non-core stores in its Canadian Retail segment. All sites in the Company's Canadian Retail segment are core stores.

(b)
Conversions represent stores that have changed their classification from commission agents to company owned and operated or vice versa. Changes in classification result when the Company either takes over the operations of commission agents or convert an existing company owned and operated store to commission agents.

(c)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(e)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when the Company began operating its larger formatted stores that accommodate broader merchandise categories and food offerings. NTIs exclude commission agents. Approximately 52% of the total NTIs were opened in the last two years and are considered to be in the development period.

(g)	Includes one store that was re-opened in December 2014 after being closed in 2013.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA represents net income before income taxes, interest expense, depreciation, amortization and accretion expense. EBITDAR further adjusts EBITDA by excluding minimum rent expense. The Company believes that EBITDA and EBITDAR are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of its business on a consistent basis by excluding the impact of items not directly resulting from the Company’s retail operations; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities. EBITDA and EBITDAR are not recognized terms under U.S. generally accepted accounting principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and EBITDAR have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the results of operations as reported under GAAP.
The following table presents CST's(a) EBITDA and EBITDAR for the three and twelve months ending December 31, 2014 and 2013 and reconciles net income to EBITDA and EBITDAR (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$94	$34	$200	$139
Interest expense	12	10	42	27
Income tax expense	52	17	106	76
Depreciation, amortization and accretion	36	28	128	118
EBITDA	194	89	476	360
Minimum rent expense	6	8	28	28
EBITDAR	$200	$97	$504	$388

CST BRANDS, INC.
CONDENSED BALANCE SHEETS(a)
(Millions of Dollars)

	December 31,	December 31,
	2014	2013
ASSETS
Cash	$353	$378
Other current assets	372	388
Total current assets	725	766
Property and equipment, net	1,475	1,326
Investment in CrossAmerica general partner and IDRs	91
Other long-term assets	183	211
Total assets	$2,474	$2,303
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt and capital lease obligations	$48	$36
Other current liabilities	411	427
Total current liabilities	459	463
Debt and capital lease obligations, less current portion	966	1,006
Deferred income taxes and other long-term liabilities	236	207
Total stockholders’ equity	813	627
Total liabilities and stockholders’ equity	$2,474	$2,303
(a) These tables are presented on a consolidated and combined basis, however the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 13,000 Team Members at approximately 1,900 locations throughout the Southwestern United States, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership, and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit cstbrands.com.
Contacts
Investors: Randy Palmer, Director – Investor Relations, 210-692-2160
Media: Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.